MG Fixed Income Fund 10f3

Transactions Q2 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	International Paper	Ford	Avalon Bay
Underwriters	CSFB, DBAB, Goldman, UBS	BofA, MSDW, Bear Staerns, Chase, DB, Goldman, Lehman, Merrill, Salomon Smith Barney, UBS Warburg	Paine Webber, BofA, 1st Union, Fleet, PNC
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	IP 8%, 7/8/03	F 7.375%, 10/28/09	AVB 7.5%, 8/1/09
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	no
Name of underwriter or dealer from which purchased	CSFB	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/7/00	10/21/99	7/16/99

Total dollar amount of offering s old to QIBs	$ 1,200,000,000	$ -	$ -
Total dollar amount of any concurrent public offering	$ -	$ 5,000,000,000	$ 150,000,000
Total	$ 1,200,000,000	$ 5,000,000,000	$ 150,000,000

Public offering price	99.756	99.812	99.531
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.20%	0.25%	0.25%
Rating	Baa1/BBB+	A2/A	A2/A
Current yield	8.088%	7.389%	7.535%

Total par value purchased	$ 6,740,000	n/a	n/a
$ amount of purchase	$ 6,723,554	n/a	n/a

% of offering purchased by fund	0.56%	n/a	n/a
% of offering purchased by associated funds	0.29%	n/a	n/a
Total (Must be less than 25% of offering)	0.85%	n/a	n/a